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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Omega Healthcare Investors, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities and Securities Warrants and to the incorporation by reference therein of our reports dated March 25, 1998, with respect to the consolidated financial statements of Omega Healthcare Investors, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP



Detroit, Michigan
December 23, 1998